Updated Consolidated Cap Table September 1, 2021 Networked, Harmonized, Optimized, Live. Exhibit 99.1

Consolidated Cap Table

Description		*Shares (000's)*	*Notes*
Shares outstanding as of May 31, 2021		187,051	Shares outstanding as of first quarter fiscal 2021
Common Units		35,977	Units issued in the business combination that have not yet been converted from common units in the LLC to Class A shares of E2open Parent Holdings, Inc. (Common units yet to be converted are represented by class V shares)
Shares issued to selling shareholders (BluJay Acquisition)		72,383	Shares issued to sellers of BluJay representing approximately 60% of their interest in that company
Shares issued to PIPE investors (BluJay Acquistition)		28,909	Shares issued to PIPE investors to finance part of the cash portion of the acquisition
Warrants		29,080	Warrants outstanding as of first quarter fiscal 2021 with an exercise price of $11.50
Series B-1 shares (converted on June 8, 2021)		7,944	Series B-1 shares issued in the acquisition of E2open that vested when the 5-day VWAP reach $13.50
Conversion of Common Units		2,391	Conversion of common units into Class A common stock
E2open acquisition working capital adjustment		133	Additional shares issued pursuant the the acquisition of E2open based on the final purchase price adjustment
Series B-2 shares (unvested)		3,372	Series B-2 shares issued in the acquisition of E2open that vest when the 20-day VWAP reaches $15.00
Series 2 common units (unvested)		2,628	Represent rights in the LLC that convert into common units when the 20-day VWAP reaches $15.00. Upon conversion to common units, the holder can elect to convert into Class A common stock.
Incentive plan options (unvested)		2,583	Options issued to management and directors under E2open's long-term incentive plan. The amount of proceeds from these options should they all be exercised is shown below.
Incentive plan restricted shares (unvested)		2,064	Restricted shares issued to management and directors under E2open's the Company's long-term incentive plan.
Fully converted shares		**374,515**	
Shares repurchased with proceeds from exercises		**(29,990)**	Assuming shares are repurchased with proceeds from the warrant and option exercises at $12 per share. Actual share repurchases would occur at then current market prices.
Fully diluted shares outstanding (tresasury method)		**344,525**	Includes 10,647 of unvested shares
Proceeds Upon Exercise			
Warrants	$	334,420	
Options		25,460	
Total Cash Proceeds	**$**	**359,879**